Exhibit 99.1

Cordia Launches Trial of Magellan Service in Hong Kong

 Revolutionary New International Telephony Service

Winter Garden, Florida and Hong Kong,  China, September 12,  2006 – Cordia Corporation (“Cordia”) (OTCBB: CORG), a global communications service provider, announced today the trial launch of Magellan services in  Hong Kong  to local and international customers. Cordia is planning on launching Magellan in the United States market in October.

This revolutionary new international phone service allows customers to choose telephone numbers from over 40 countries for their Hong Kong landline and mobile phones. Magellan customers are able to receive unlimited inbound phone calls on their international phone numbers for a fixed monthly price while their internationally based callers pay only local rates.

In conjunction with Magellan services, customers get low international direct dial rates for outbound calls from their Hong Kong landline, mobile or IP phone lines. Cordia also offers Magellan customers, for an additional fee, special calling plans to over 35 countries.

"We have identified several significant markets for Magellan" said Joel Dupré, Cordia's Chairman and CEO. "Expatriates living or working overseas, international students, professionals, tourists and businesses will all benefit from the significant cost savings and convenience of Magellan. For example, a Brazilian working in Hong Kong can get a phone number from Florianopolis, Sao Paulo, Rio De Janeiro or Porto Alegre for his Hong Kong landline or mobile phone allowing friends, family and business associates back in Brazil to make a local call while he receives the call in Hong Kong at no additional cost.”

“With Magellan we are combining the power and cost benefits of IP communications with the convenience of landline and mobile phones,” added Kevin Griffo, Cordia’s President and COO. “The global mobile phone market is now purchasing approximately 1 billion units per year with an active user base of over 2 billion. Combined with the landline base of approximately the same size and the hundreds of millions of immigrants, expatriates, and global business throughout the world we have a massive addressable market for Magellan services. After the initial trial in Hong Kong this month, we expect to launch Magellan in the United States in October and then systematically roll it out in markets throughout the world. Our marketing initiatives will include retail distribution, primarily through mobile phone stores, local advertising, direct marketing, telemarketing, online sales and independent agents.

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp. and CordiaIP Corp., offers business, residential, and wholesale customers local and long distance telecommunications services utilizing traditional wireline and VoIP technologies. In addition, Cordia develops and provides a suite of proprietary web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

Cordia Corporation

Kevin Griffo

866-777-7777

kgriffo@cordiacorp.com

Or

Alliance Advisors, LLC

Alan Sheinwald

914-244-0062

asheinwald@allianceadvisors.net

Or

CordiaHK Limited

Rob Tanner

3051 9900

rtanner@cordiacorp.com